Exhibit 4.1




                          SECOND SUPPLEMENTAL INDENTURE

         SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of June 6, 2000, between SpectraSite Holdings, Inc., a Delaware corporation (the "Issuer"), and United States Trust Company of New York, a national banking association, as trustee (the "Trustee").
                                   WITNESSETH:

         WHEREAS, the Issuer and the Trustee entered into an Indenture, dated as of June 26, 1998 (the "Original Indenture"), with respect to the Issuer's 12% Senior Discount Notes Due 2008 (the "2008 Notes"), which Original Indenture was amended pursuant to a First Supplemental Indenture, dated as of March 25, 1999 (the Original Indenture, as so amended, the "1998 Indenture");

         WHEREAS, the Issuer desires to amend the "Permitted Investments" definition and Section 4.8 (Limitations on Transactions with Affiliates) of the Indenture in certain respects;

         WHEREAS, in order to effect such amendments, the Issuer has solicited consents from the Holders of the 2008 Notes through a Consent Solicitation Statement, dated as of May 11, 2000, as amended by a Supplement, dated June 1, 2000, to certain amendments to the 1998 Indenture (the "Proposed Amendments"), which Proposed Amendments are reflected in this Second Supplemental Indenture;

         WHEREAS, in accordance with Section 9.2 of the 1998 Indenture, the Issuer has received written consent of the Holders of at least a majority in principal amount at maturity of the 2008 Notes outstanding to the Proposed Amendments;

         WHEREAS,   all  things  necessary  to  make  this  Second  Supplemental
Indenture a valid supplement to the 1998 Indenture according to its terms and the terms of the 1998 Indenture have been done;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. Certain Terms Defined in the 1998 Indenture. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the 1998 Indenture.

         SECTION 2.  Amendments to the 1998 Indenture.  The 1998 Indenture is
                     ---------------------------------
hereby amended as follows:


         (a) The following definition in Section 1.1 of the 1998 Indenture is amended and restated in its entirety as follows:

                           "Permitted  Investment"  means an  Investment  by the
                  Issuer or any Restricted Subsidiary in (i) the Issuer, a Wholly Owned Subsidiary or a Person

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     which  will,  upon the  making of such  Investment,  become a Wholly  Owned
     Subsidiary; provided, however, that a loan or other extension of credit by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary that is
     not  a  Wholly  Owned   Subsidiary   also  will   constitute  a  "Permitted
     Investment"; and provided further, however, that a Permitted Business is the primary business of the Person in which any such Investment is made;
     (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practice of the Issuer or such Restricted Subsidiary, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to Section 4.7;
     (ix) Capital Stock of the Issuer or any Restricted Subsidiary purchased, redeemed or otherwise acquired or retired for value from members of the Issuer's management or employees, but in any event not to exceed $500,000 in aggregate in any twelve-month period; (x) other Investments in Permitted Businesses not to exceed, at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value), the sum of (x) $60.0 million and 10% of the Issuer's Consolidated Tangible Assets; (xi) any Interest Rate Agreement or Currency Agreement; (xii) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Issuer;
     (xiii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (xiv) deposits of proceeds or Qualified Proceeds from Asset Dispositions with a "qualified intermediary," "qualified trustee" or similar person for purposes of facilitating a "like-kind" exchange made in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended; provided, however, that the making of any Permitted Investment pursuant to this clause (xiv) will not in any manner violate
     Section 4.7; (xv) Investments in an amount not to exceed the Net Cash Proceeds or Qualified Proceeds of the issuance or sale, other than to a Subsidiary of the Issuer, of Capital Stock of the Issuer, other than Disqualified Stock, since June 1, 2000, to the extent that such Net Cash Proceeds or Qualified Proceeds have not been applied to make a Restricted Payment or to effect other transactions

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     pursuant  to  Section  4.5 or to the  extent  such  Net  Cash  Proceeds  or
     Qualified Proceeds have not been used to Incur Indebtedness; and (xvi) other Investments not to exceed, at any one time outstanding, $75.0 million. The amount of any Investment shall be measured on the date made and shall not give effect to subsequent changes in value.

         (b) Section 4.8(b) of the 1998 Indenture is amended in its entirety to read as follows:


                  (b) The provisions of paragraph (a) of this Section 4.8 shall not prohibit (i) any Restricted Payment permitted to be made pursuant to Section 4.5, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, or any arrangements relating thereto, (iii) the grant of stock options or similar rights to employees and directors of the Issuer pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Issuer and its Restricted Subsidiaries who are not employees of the Issuer or its Restricted Subsidiaries, (vi) any transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer, (viii) any transaction consummated pursuant to the terms of any agreement described in the Offering Circular to which the Issuer is a party, in each case as such agreement is in effect on the Issue Date and without giving any effect to any subsequent amendments, modifications or alterations thereof, (ix) any transaction (A) contemplated by the Nextel Merger Agreement, (B) contemplated by a credit facility on substantially the terms set forth in the Commitment Letter dated January 15, 1999, as amended, between SpectraSite Communications, Inc., as the borrower, and Canadian Imperial Bank of Commerce, CIBC Oppenheimer Corp. and Credit Suisse First Boston Corporation, pursuant to which any Affiliate of the Issuer is a lender, provided that the terms and conditions of such credit facility, taken as whole, are no less favorable to the Restricted Subsidiary that is a party thereto than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate or (C) between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer involving ordinary course investment banking, commercial banking or related activities, and (x) any transaction in the ordinary course of business between the Issuer or any Restricted Subsidiary and Nextel (or any of its Subsidiaries) relating to the purchase of Nextel (or its Subsidiaries) Tower Assets, provided, however, that such transaction is on terms that are no less favorable, taken as a whole, to the Issuer or the relevant Restricted
         Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person or is otherwise on terms that, taken as a whole, the Issuer has determined to be fair to the Issuer or the relevant Restricted Subsidiary, and provided, further, that no such transaction shall involve an aggregate amount in excess of $15.0 million.

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         SECTION 3.  Governing Law.  The laws of the State of New York shall govern this Second Supplemental Indenture (without regard to the choice of law provisions thereof).

         SECTION 4. Counterparts. This Second Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 5. Ratification. Except as expressly amended hereby, each provision of the 1998 Indenture shall remain in full force and effect, and, as amended hereby, the 1998 Indenture is in all respects agreed to, ratified and confirmed by each of the Issuer and the Trustee.

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



         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.


                                              SPECTRASITE HOLDINGS, INC.

                                              By:  /s/ Stephen H. Clark
                                                  ---------------------------

                                             Name:  Stephen H. Clark
                                                   -------------------------
                                             Title:  Chief Executive Officer
                                                   -------------------------


                                             UNITED STATES TRUST COMPANY OF NEW
                                              YORK, as Trustee

                                              By:  /s/ Margaret M. Ciesmelewski
                                                    ----------------------------

                                             Name:  Margaret M. Ciesmelewski
                                                    ---------------------------
                                             Title:  Assistant Vice President
                                                    ---------------------------